Exhibit 11.1

CHINA SOUTHERN AIRLINES COMPANY LIMITED

CODE OF ETHICS FOR DIRECTORS SUPERVISORS AND SENIOR MANAGEMENT

I.	INTRODUCTION

1.	The Board of Directors of China Southern Airlines Company Limited (“the Company”) has adopted this code of ethics (this “Code”). The purpose of the Code is to embody such standards as are reasonably necessary to deter wrongdoing and promote honest and ethical conduct and compliance by senior officers of the Company with applicable Chinese laws and regulations, US Securities laws and regulations, and other applicable rules and regulations, as well as proper disclosure of financial information in the Company’s periodic reports.

2.	This Code is intended to supplement the other policies of the Company. Nothing in this Code is meant to limit or restrict any policies or directives adopted by the Company pursuant to applicable laws and regulations.

3.	This Code is applicable to the Company’s Directors, Supervisors, President, Chief Financial Officer and other senior managers (each a “Covered Officer” and collectively, the “Covered Officers”).

4.	The Covered Officers shall act honestly and ethically in all their business activities. Each Covered Officer shall comply with and promote compliance with the highest standards of ethical conduct.

5.	The Board of Directors of the Company is responsible for the interpretation and implementation of this Code. Covered Officers should consult the Company Secretary if they are uncertain about whether certain conduct or action constitutes a violation of this Code. Any Covered Officer who becomes aware of any existing or potential violation of this Code is required to notify the Company Secretary promptly. Failure to do so is itself a violation of this Code.

II.	CONFLICTS OF INTEREST

1.	A conflict of interest occurs when an employee, officer or director of the Company has a private interest which is adverse to, or may appear to be adverse to, the Company’s interests. While it is not possible to describe or anticipate all the circumstances and situations that might involve a conflict of interest, a conflict of interest can arise whenever an employee, officer or director takes action or has interests that may make it difficult to perform his or her work objectively or effectively or when they (or a member of their family) receive improper personal benefits as a result of their position in the Company. The appearance of a conflict of interest may impair confidence in, or the reputation of, the Company even if there is no actual conflict and no wrongdoing.

2.	Covered Officers shall exercise good judgment and adhere to the highest ethical standards in conducting activities on behalf of the Company, as well as in conducting their private activities. Each Covered Officers shall take appropriate actions to ensure that no detriment to the interests of the Company (or appearance of such detriment) may result from a conflict of interest or the appearance of a conflict of interest. In particular, each Covered Officer has an obligation to avoid, or, if avoidance is not feasible, disclose in accordance with this Code, any activity, agreement, business investment or interest or other situation that might in fact or in appearance cause the individual to place his or her own interests, or those of another, above his or her obligation to the Company.

3.	No Covered Officer may take advantage of his/her position and authority in the Company to benefit himself/herself, his/her family members or any other third party.

III.	POTENTIAL BUSINESS OPPORTUNITY

1.	Covered Officers owe a duty to advance the legitimate interests of the Company when they arise.

2.	No Covered Officer shall deprive the Company of any business opportunity for personal or any other person’s or entity’s gain.

3.	Any Covered Officer who learns of any such opportunity through his or her association with the Company or using the Company’s properties or information shall not disclose it to a third party or invest in the opportunity without first offering it to the Company.

4.	Each Covered Officer shall not engage in any competition against the Company.

IV.	CONFIDENTIALITY

1.	Confidential information includes all non-public information learned as an employee, officer or director of the Company. It includes, but is not limited to:

●	Non-public information that might be (i) of use to competitors, suppliers, vendors, joint venture partners or others, (ii) of interest to the press, or (iii) harmful to the Company or its customers, if disclosed;

●	Non-public information about the Company’s financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures;

●	Non-public information concerning possible transactions with other companies or information about the Company’s customers, suppliers or joint venture partners, which the Company is under an obligation to maintain as confidential;

●	Non-public information about discussions and deliberations, relating to business issues and decisions, between and among employees, officers and directors; and

●	Non-public information about fellow employees or any other individuals about whom the Company may hold information from time to time.

2.	Each Covered Officer shall take all reasonable measures to protect, and prevent the unauthorize disclosure of confidential information , either during or after his or her services with the Company, unless such information is required by any applicable law or regulation or any legal or regulatory process. Covered Officers may not use confidential information for their own personal benefit or the benefit of persons or entities outside the Company.

V.	DISCLOSURE

1.	Each Covered Officer shall take all measures to provide or help to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the US Securities and Exchange Commission, other regulators, and in other public communications made by the Company.

2.	Any Covered Officer who is not an official Company spokesperson may not speak with the press, securities analysts, other members of the financial community, shareholders or groups or organizations as a Company representative or about Company business unless specifically authorized to do so by the Board. Requests for financial or other information about the Company from the media, the press, the financial community, shareholders or the public should be referred to the Company Secretary. Requests for information from regulators or the government should be referred to the Company Secretary.

VI.	FAIR TRADE

Each Covered Officer should deal fairly with the Company’s customers, competitors, suppliers and employees. No Covered Officer may take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

VII.	PROTECTION AND APPROPRIATE USE OF COMPANY ASSETS

1.	Covered Officers have the responsibility of protecting the Company’s assets and preventing their misuse and misappropriation. The assets of the Company include tangible assets, such as products, equipment and facilities, as well as intangible assets, such as corporate opportunities, intellectual property, trade secrets and business information (including any non-public information learned as an employee, officer or director of the Company).

2.	The Company’s assets may only be used for business purposes and such other purposes as are approved by the Company. No Covered Officer may take, make use of, or knowingly misappropriate the assets of the Company, for personal use, for use by another, or for an improper or illegal purpose. No Covered Officer is permitted to remove, dispose of, or destroy anything of value belonging to the Company without the Company’s consent, including both physical items and electronic information.

VIII.	COMPLIANCE, RULES AND REGULATIONS

The Company requires each Covered Officer to act in accordance with all applicable laws, regulations and rules, government policies, as well as the Company’s Articles of Association and other current internal rules. Each Covered Officer also has his or her personal obligation to observe such laws, regulations and rules, government policies and internal rules of the Company.

IX.	WAIVERS

Any request for a waiver of any provision of this Code must be in writing and addressed to the Board of Directors of the Company. Any waiver of this Code will be disclosed in accordance with the rules promulgated by the US Securities and Exchange Commission or any relevant stock exchange rules.